UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2016

GORES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37540	47-4168492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9800 Wilshire Blvd. Beverly Hills, CA (Address of principal executive offices)		90212 (Zip Code)

(310) 209-3010

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on December 22, 2015, Kyle Wheeler notified Gores Holdings, Inc. (the “Company”) that he would resign his positions as Chief Financial Officer and Secretary of the Company, effective upon the appointment of a successor to each position. On January 15, 2016, the Company appointed Andrew McBride to serve as Chief Financial Officer and Secretary of the Company. As a result, Mr. Wheeler’s resignation from those positions became effective upon such appointment. Mr. Wheeler will continue to serve as President of the Company, a position he has held since June 2015.

Mr. McBride, 35, has been Director, Finance and Tax at The Gores Group, LLC since February 2010, where he is responsible for tax due diligence and structuring of acquisitions, compliance, planning, financial management and portfolio company reporting. Previously, from January 2008 to January 2010, Mr. McBride worked in the High Net Worth group at Ehrhardt, Keefe, Steiner, and Hottman, P.C. From January 2004 to January 2008, Mr. McBride was with KPMG, LLP, assisting international corporations with tax planning, structuring and compliance issues. Mr. McBride holds a B.S. in Accounting and Finance from the University of Notre Dame and is licensed as a Certified Public Accountant in the State of Colorado. In connection with Mr. McBride’s appointment, he and the Company entered into an officer indemnification agreement and a joinder to the letter agreement, dated August 13, 2015, entered into by the Company with its other officers in connection with the Company’s initial public offering, each of which was described in, and the forms of which were filed as exhibits to, the Company’s registration statement relating to the initial public offering (File No. 333-205734).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gores Holdings, Inc.

Date: January 19, 2016	By:	/s/ Kyle Wheeler
	Name:	Kyle Wheeler
	Title:	President

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